UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	May 29, 2012

SOUTHERN CALIFORNIA GAS COMPANY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-1402	95-1240705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 WEST FIFTH STREET, LOS ANGELES, CALIFORNIA	90013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(213) 244-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President, Chief Executive Officer, Chairman of the Board and Director

On May 31, 2012, the Board of Directors of Southern California Gas Company (“SCG” or “Company”) promoted Anne Shen Smith to the positions of President, Chief Executive Officer and Chairman of the Board, effective immediately.  In addition, she was elected as a member of the Board of Directors of SCG on May 31, 2012.  Prior to becoming President, Chief Executive Officer, Chairman of the Board, and a director of SCG, Ms. Smith, 58, served as SCG’s Chief Operating Officer, a position she has held since April 2010 and, for over five years prior to that time, she served as Senior Vice President – Customer Services for SCG and San Diego Gas & Electric Company.  Ms. Smith has been with SCG for over 35 years, where she has served in various executive level positions since 1991.

Based on Ms. Smith’s extensive experience in the natural gas distribution business and her significant executive experience, the Board concluded that she should be elected to serve on the SCG Board of Directors.

In connection with Ms. Smith’s officer appointments, on May 31, 2012, Ms. Smith’s annual salary was increased to $510,000.  Ms. Smith’s target bonus was increased to 70% of her annual salary, with her annual bonus opportunity generally ranging from 0% of her target bonus for performance at the threshold level to 140% of her annual salary for performance at the maximum level.  Ms. Smith’s target for future annual long-term incentive awards was increased to 180% of her annual salary.  Ms. Smith receives no additional compensation for serving as a director.

Chief Executive Officer Severance Pay Agreement

In connection with Ms. Smith’s election as Chief Executive Officer of the Company, the Board of Directors approved a severance pay agreement, effective as of May 31, 2012 (the “Agreement”), that supersedes her existing, substantially similar, agreement.

The initial term of the Agreement is three years, after which the Agreement is subject to automatic one-year extensions on each anniversary of the effective date of the Agreement, unless the Company or Ms. Smith elects not to extend the term.  If the Company gives written notice of termination to Ms. Smith less than two years after a “Change in Control” (as defined in the Agreement), the term of the Agreement would be automatically extended until the later of (i) the date that is one year after the anniversary of the effective date that follows such written notice, or (ii) the second anniversary of the date of the Change in Control.

The Agreement provides severance benefits to Ms. Smith in the event that the Company terminates her employment other than for “cause” (as defined below), death or disability, or if she resigns for “good reason” (as defined below) (each, an “involuntary termination”).

In the event of Ms. Smith’s involuntary termination prior to a Change in Control, her severance benefits would include: (i) a lump sum cash severance payment equal to the greater of 170% of her annual base salary as in effect on the date of her termination, or her annual base salary as in effect on the date of her termination of employment plus her “average annual bonus” (as defined below); (ii) continuation of health insurance benefits for a period of six months; (iii) outplacement services for a period of up to eighteen months, subject to a $50,000 cap; (iv) financial planning services for a period of eighteen months, subject to a $25,000 annual cap; (v) reimbursement of legal fees in connection with a dispute arising under the Agreement relating to her involuntary termination or rights under the Agreement; (vi) retention of all rights to equity-based compensation awards as set forth in the applicable plans and award agreements; and (vii) payment of accrued obligations.

In the event of Ms. Smith’s involuntary termination on or within two years after a Change in Control, her severance benefits would include:  (i) two times the lump sum cash severance payment noted above; (ii) an additional lump sum cash payment equal to the greater of 70% of Ms. Smith’s annual base salary as in effect immediately prior to the date of the Change in Control or termination of employment, whichever is greater, or Ms. Smith’s “average annual bonus,” in either case, multiplied by a proration fraction based on the number of days from the beginning of such fiscal year to and including the date of her termination of employment; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) continuation of health insurance benefits for a period of twelve months; (v) outplacement services for a period of up to twenty-four months, subject to a $50,000 cap; (vi) financial planning services for a period of twenty-four months, subject to a $25,000 annual cap; (vii) reimbursement of legal fees, as described above; and (viii) payment of accrued obligations.

The Agreement also provides that if Ms. Smith agrees to provide consulting services for two years, abide by certain restrictive covenants regarding non-solicitation of employees and information confidentiality, and execute a release of claims in favor of the Company, she would receive: (i) an additional lump sum payment equal to the greater of 170% of her annual base salary as in effect on the date of her termination of employment, or her annual base salary as in effect on the date of her termination of employment plus her “average annual bonus,” and (ii) health insurance benefits for an additional one year period.

The Agreement does not provide for an excise tax gross-up in connection with severance payments.  The Agreement does, however, include a best pay limitation.  In the event that any payment or distribution to Ms. Smith would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then any lump sum cash severance benefit payable to Ms. Smith would be reduced by an amount equal to the greatest portion of such cash severance payment that, if paid, would result in no portion of any payment or distribution being subject to the excise tax.  However, the cash severance benefit would not be reduced if: (i) the reduction in the cash severance payment is not sufficient to cause no portion of any payment or distribution to be subject to the excise tax, or (ii) the total amount of all payments and distributions that Ms. Smith would retain, on a net after-tax basis, assuming the cash severance payment is not reduced, would equal or exceed 105% of the payments and distributions that Ms. Smith would retain, on a net after-tax basis, assuming the cash severance payment is reduced.

“Average annual bonus” generally is defined in the Agreement as the average of the annual bonuses from the Company earned by Ms. Smith with respect to the three (3) fiscal years of the Company immediately preceding the date of her termination of employment.

“Cause” generally is defined in the Agreement as the willful and continued failure by Ms. Smith to perform her duties to the Company.

“Good reason” generally is defined in the Agreement to include the assignment to Ms. Smith of duties materially inconsistent with those appropriate to a senior executive within the Company; a material reduction in Ms. Smith’s overall standing and responsibilities within the Company, but not including a mere change in title or transfer within the Company that does not adversely affect her overall status within the Company; a material reduction in her aggregate annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank; or the Company’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement or comply with material provisions of the Agreement.  Following a Change in Control, “good reason” is defined to include an adverse change in Ms. Smith’s title, authority, duties, responsibilities or reporting lines; reduction in her aggregate annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank; relocation of her principal place of employment by more than 30 miles or a substantial increase in business travel obligations; or the Company’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement or comply with material provisions of the Agreement.

Resignation of President, Chief Executive Officer, Chairman of the Board and Director

Michael Allman resigned for good reason as SCG’s President, Chief Executive Officer, and Chairman of the Board and as a director, in each case effective May 30, 2012.

In connection with Mr. Allman’s resignation, on May 29, 2012, SCG and Mr. Allman entered into a General Release (the “Release”) pursuant to which Mr. Allman (i) will retain the performance-based restricted stock units granted to him in January 2009 and January 2010 under Sempra Energy’s Long-Term Incentive Plan and (ii) agreed to certain non-solicitation and confidentiality covenants and a general release of claims.  He will also receive the benefits for a resignation for good reason provided under the Severance Pay Agreement, dated as of December 31, 2011, between Sempra Energy and Mr. Allman (attached as Exhibit 10.25 to SCG’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2012).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN CALIFORNIA GAS COMPANY
(Registrant)

Date: June 1, 2012	By: /s/ Robert M. Schlax
Robert M. Schlax Vice President, Controller, Chief Financial Officer and Chief Accounting Officer